Exhibit 99.1

China Jo-Jo Drugstores Reports Second Quarter 2019 Financial Results

HANGZHOU, China, November 14, 2018 /PRNewswire/ -- China Jo-Jo Drugstores, Inc. (NASDAQ: CJJD) (“Jo-Jo Drugstores” or the “Company”), a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products and a healthcare provider in China, today announced its financial results for its second fiscal quarter, ended September 30, 2018.

Mr. Lei Liu, Chief Executive Officer and Chairman of Jo-Jo Drugstores, commented, “We are pleased to report our financial results for the second quarter of our 2019 fiscal year. Our revenue grew 16.7% compared to the same period of the previous year as we continued to grow our retail drugstore and wholesale businesses. In the coming quarters we are excited to attempt to improve our online offerings, improve online/offline integration and continue to refine our customer experience with more medical care services. Our recent proactive steps to achieve these aims include the addition of Mr. Wei Hu to our management team as Chief Operating Officer, a veteran of the healthcare industry and strong executor, as we attempt to differentiate ourselves in the new retail pharmacy landscape.”

Second Quarter of Fiscal 2019 Financial Highlights

	For the Three Months Ended September 30,
($ millions, except per share data)	2018	2017	% Change
Revenues	27.41	23.49	16.7%
Retail drugstores	18.14	15.05	20.5%
Online pharmacy	2.12	3.07	-30.7%
Wholesale	7.15	5.38	32.9%
Gross profit	5.80	5.56	4.3%
Gross margin	21.2%	23.7%	-2.5 pp*
Loss from operations	(1.64)	(1.65)	-0.4%
Net loss	(1.60)	(1.17)	37.1%
Loss per share	(0.06)	(0.05)	20.0%

*Notes: pp represents percentage points

●	Revenue increased by 16.7% to $27.41 million for the three months ended September 30, 2018 from $23.49 million for the same period of last year.

●	Gross profit increased by 4.3% to $5.80 million for the three months ended September 30, 2018 from $5.56 million for the same period of last year.

●	Gross margin decreased by 2.5 percentage points to 21.2% from 23.7% for the same period of last year.

●	Net loss was $1.60 million, or $0.06 per basic and diluted share for the three months ended September 30, 2018, compared to $1.17 million, or $0.05 per basic and diluted share for the same period of last year.

Second Quarter of Fiscal 2019 Financial Results

Revenue

Revenue for the three months ended September 30, 2018 increased by $3.92 million, or 16.7%, to $27.41 million from $23.49 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores and wholesale businesses, partially offset by the decrease in online pharmacy business.

	For the Three Months Ended September 30,
	2018			2017
($ millions)	Revenues	Cost of Goods Sold	Gross Margin	Revenues	Cost of Goods Sold	Gross Margin
Retail drugstores	18.14	13.28	26.8%	15.05	10.80	28.2%
Online pharmacy	2.12	1.91	10.1%	3.07	2.67	13.0%
Wholesale	7.15	6.42	10.1%	5.38	4.46	17.0%
Total	27.41	21.61	21.2%	23.49	17.93	23.7%

Revenue from the retail drugstores business increased by $3.09 million, or 20.5%, to $18.14 million for the three months ended September 30, 2018 from $15.05 million for the same period of last year. The increase was primarily due to consumer-facing benefits such as emphasis on onsite medical care, chronic disease management services, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, promotional campaigns such as our fifteen-year anniversary sales, and maturing of stores opened a year ago.

Revenue from the online pharmacy business decreased by $0.94 million, or 30.7%, to $2.12 million for the three months ended September 30, 2018 from $3.07 million for the same period of last year. The decrease was mainly caused by a decline in our sales via e-commerce platforms which suspended OTC drug sales on their sites directly, offset by the increase in business referred from Pharmacy Benefit Management (“PBM”) providers. The Company is adding more non-medical health products such as nutritional supplements to its inventory to counteract the decline in sales of the OTC drug category.

Revenue from the wholesale business increased by $1.77 million, or 32.9%, to $7.15 million for the three months ended September 30, 2018 from $5.38 million for the same period of last year. The increase was primarily due to sale of certain medicines, which the Company sold in large quantity at its retail stores, to other vendors at competitive prices, as well as the sale of certain nutritional supplements as sales agents.

Gross profit and gross margin

Total cost of goods sold increased by $3.68 million, or 20.5%, to $21.61 million for the three months ended September 30, 2018 from $17.93 million for the same period last year. Gross profit increased by $0.24 million, or 4.3%, to $5.80 million for three months ended September 30, 2018 from $5.56 million for the same period last year. Overall gross margin decreased by 2.5 percentage points to 21.2% for the three months ended September 30, 2018, from 23.7% for the same period of last year, due to lower profit margin in retail and online pharmacy sales.

Gross margin for retail drugstores decreased by 1.4 percentage points to 26.8% for the three months ended September 30, 2018, from 28.2% for the same period of last year, due to promotion campaigns, such as the Company’s fifteenth anniversary celebration, and government price restrictions on certain drugs sales reimbursed by the government medical insurance program.

Gross margin for the online pharmacy decreased by 2.9 percentage points to 10.1% for the three months ended September 30, 2018, from 13.0% for the same period of last year, due to intense competition in the online pharmacy industry.

Gross margin for wholesale decreased by 6.9 percentage points to 10.1% for the three months ended September 30, 2018, from 17.0% for the same period of last year, primarily as a result of different product demand by certain pharmaceutical vendors.

Loss from operations

Selling and marketing expenses increased by $0.87 million, or 20.1%, to $5.22 million for the three months ended September 30, 2018 from $4.35 million for the same period of last year. The increase in selling and marketing expenses was primarily related to store expansion, offset by decline in expense of wholesale business.

General and administrative expenses decreased by $0.64 million, or 22.4%, to $2.22 million for the three months ended September 30, 2018 from $2.86 million for the same period of last year. The decrease in general and administrative expenses was primarily caused by a decrease in additional bad debt expense.

Loss from operations was $1.64 million for the three months ended September 30, 2018, compared to $1.65 million for the same period of last year. Operating margin was negative 6.0% for the three months ended September 30, 2018, compared to negative 7.0% for the same period of last year.

Net loss

Net loss was $1.60 million, or $0.06 per basic and diluted share for the three months ended September 30, 2018, compared to $1.17 million, or $0.05 per basic and diluted share for the same period of last year.

Six Months Ended September 30, 2018 Financial Highlights

	For the Six Months Ended September 30,
($ millions, except per share data)	2018	2017	% Change
Revenues	50.18	45.16	11.1%
Retail drugstores	34.10	28.07	21.5%
Online pharmacy	4.14	6.20	-33.2%
Wholesale	11.93	10.89	9.5%
Gross profit	11.41	9.74	17.2%
Gross margin	22.7%	21.6%	1.1 pp*
Loss from operations	(2.21)	(3.11)	-29.1%
Net loss	(2.30)	(2.59)	-11.2%
Loss per share	(0.08)	(0.10)	-22.6%

*Notes: pp represents percentage points

●	Revenue increased by 11.1% to $50.18 million for the six months ended September 30, 2018 from $45.16 million for the same period of last year.

●	Gross profit increased by 17.2% to $11.41 million for the six months ended September 30, 2018 from $9.74 million for the same period of last year.

●	Gross margin increased by 1.1 percentage points to 22.7% from 21.6% for the same period of last year.

●	Net loss was $2.30 million, or $0.08 per basic and diluted share for the six months ended September 30, 2018, compared to $2.59 million, or $0.10 per basic and diluted share for the same period of last year.

Six Months Ended September 30, 2018 Financial Results

Revenue

Revenue for the six months ended September 30, 2018 increased by $5.02 million, or 11.1%, to $50.18 million from $45.16 million for the same period of last year. The increase in revenue was primarily due to the increase in retail drugstores and wholesale business, partially offset by the decrease in online pharmacy business.

	For the Six Months Ended September 30,
	2018			2017
($ millions)	Revenues	Cost of Goods Sold	Gross Margin	Revenues	Cost of Goods Sold	Gross Margin
Retail drugstores	34.10	24.44	28.3%	28.07	20.54	26.8%
Online pharmacy	4.14	3.65	11.9%	6.20	5.51	11.1%
Wholesale	11.93	10.68	10.5%	10.89	9.38	13.9%
Total	50.18	38.77	22.7%	45.16	35.43	21.6%

Revenue from the retail drugstores business increased by $6.04 million, or 21.5%, to $34.10 million for the six months ended September 30, 2018 from $28.07 million for the same period of last year. The increase was primarily due to consumer-facing benefits such as emphasis on onsite medical care, chronic disease management, incremental DTP (Direct-to-Patient) business caused by continuous hospital medical reform, and maturing of stores opened a year ago.

Revenue from the online pharmacy business decreased by $2.06 million, or 33.2%, to $4.14 million for the six months ended September 30, 2018, from $6.20 million for the same period of last year. The decrease was mainly caused by a decline in our sales via e-commerce platforms which suspended the sale of OTC drugs on their sites directly, offset by the increase in business referred from PBM providers. The Company is adding more non-medical health products such as nutritional supplements to its inventory to counteract the decline in sales of OTC drug category.

Revenue from the wholesale business increased by $1.04 million, or 9.5%, to $11.93 million for the six months ended September 30, 2018 from $10.89 million for the same period of last year. The increase was primarily a result of the Company’s ability to sell certain medicines, which the Company sold in large quantity at its retail stores, to other vendors at competitive prices, as well as the sale of certain nutritional supplements as sales agents.

Gross profit and gross margin

Total cost of goods sold increased by $3.34 million, or 9.4%, to $38.77 million for the six months ended September 30, 2018 from $35.43 million for the same period of last year. Gross profit increased by $1.68 million, or 17.2%, to $11.41 million for six months ended September 30, 2018 from $9.74 million for the same period of last year. Overall gross margin increased by 1.1 percentage points to 22.7% for the six months ended September 30, 2018, from 21.6% for the same period of last year, due to higher retail profit margins.

Gross margin for retail drugstores increased by 1.5 percentage points to 28.3% for the six months ended September 30, 2018, from 26.8% for the same period of last year, primarily because of corporate operational strategy adjustments to focus on high profit margin products, introducing new suppliers, and renegotiating prices with suppliers periodically.

Gross margin for online pharmacy increased by 0.8 percentage points to 11.9% for the six months ended September 30, 2018, from 11.1% for the same period of last year. The increase was due to the increase in sales via the Company’s own official website, as well as the decrease in sales via third-party platforms, which are usually subject to low profit margins.

Gross margin for wholesale decreased by 3.4 percentage points to 10.5% for the six months ended September 30, 2018, from 13.9% for the same period of last year, primarily a result of different products the Company carried and sold to certain pharmaceutical vendors.

Loss from operations

Selling and marketing expenses increased by $1.58 million, or 19.1%, to $9.85 million for the six months ended September 30, 2018 from $8.27 million for the same period of last year. The increase in selling and marketing expenses was primarily due to store expansion, offset by decline in expense of wholesale business.

General and administrative expenses decreased by $0.81 million, or 17.7%, to $3.77 million for the six months ended September 30, 2018 from $4.58 million for the same period of last year. The decrease in general and administrative expenses was primarily caused by a decrease in additional bad debt expense.

Loss from operations was $2.21 million for the six months ended September 30, 2018, compared to $3.11 million for the same period of last year. Operating margin was negative 4.4% for the six months ended September 30, 2018, compared to negative 6.9% for the same period of last year.

Net loss

Net loss was $2.30 million, or $0.08 per basic and diluted share for the six months ended September 30, 2018, compared to $2.59 million, or $0.10 per basic and diluted share for the same period of last year.

Financial Condition

As of September 30, 2018, the Company had cash of $6.92 million, compared to $15.13 million as of March 31, 2018. Net cash used in operating activities was $2.92 million for the six months ended September 30, 2018, compared to $0.52 million for the same period of last year. Net cash used in investing activities was $0.39 million for the six months ended September 30, 2018, compared to $1.10 million for the same period of last year. Net cash used in financing activities was $4.14 million for the six months ended September 30, 2018, compared to $0.86 million for the same period of last year.

About China Jo-Jo Drugstores, Inc.

China Jo-Jo Drugstores, Inc. (“Jo-Jo Drugstores” or the “Company”), is a leading online and offline retailer and wholesale distributor of pharmaceutical and other healthcare products in China. Jo-Jo Drugstores currently operates retail drugstores and an online pharmacy. It is also a wholesale distributor of products similar to those carried in its pharmacies and it cultivates herbs used for traditional Chinese medicine. For more information about the Company, please visit http://www.chinajojodrugstores.com/. The Company routinely posts important information on its website.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company’s encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Frank Zhao
Chief Financial Officer
+86-571-88077108
frank.zhao@jojodrugstores.com

Steve Liu
Investor Relations Director
steve.liu@jojodrugstores.com

Investor Relations Contact:

Tina Xiao
Ascent Investor Relations LLC
+1-917-609-0333
tina.xiao@ascent-ir.com

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	March 31,
	2018	2018
ASSETS
CURRENT ASSETS
Cash	$6,922,357	$15,132,640
Restricted cash	16,786,612	16,319,551
Financial assets available for sale	162,224	175,140
Notes receivable	223,954	279,082
Trade accounts receivable	7,830,713	8,322,393
Inventories	13,799,438	13,429,568
Other receivables, net	3,826,619	3,098,079
Advances to suppliers	3,234,939	3,447,452
Other current assets	1,484,108	2,116,237
Total current assets	54,270,964	62,320,142

PROPERTY AND EQUIPMENT, net	2,538,901	2,843,640

OTHER ASSETS
Long-term investment	42,268	40,890
Farmland assets	734,951	796,286
Long term deposits	2,269,241	2,501,968
Other noncurrent assets	1,279,651	1,253,352
Intangible assets, net	3,567,044	4,056,414
Total other assets	7,893,155	8,648,910

Total assets	$64,703,020	$73,812,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable, trade	22,513,388	25,259,526
Notes payable	15,509,129	19,180,200
Other payables	4,823,881	4,272,523
Other payables - related parties	726,670	850,342
Customer deposits	4,435,964	4,040,867
Taxes payable	91,613	366,040
Accrued liabilities	1,108,740	841,993
Total current liabilities	49,209,385	54,811,491

Purchase option and warrants liability	227,635	138,796
Total liabilities	49,437,020	54,950,287

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock; $0.001 par value; 250,000,000 shares authorized; 28,936,778 and 28,936,778 shares issued and outstanding as of September 30, 2018 and March 31, 2018	28,937	28,937
Preferred stock; $0.001 par value; 10,000,000 shares authorized; nil issued and outstanding as of September 30, 2018 and March 31, 2018	-	-
Additional paid-in capital	43,697,909	43,599,089
Statutory reserves	1,309,109	1,309,109
Accumulated deficit	(31,894,456)	(29,661,190)
Accumulated other comprehensive income	2,759,433	3,586,460
Total stockholders’ equity	15,900,932	18,862,405
Noncontrolling interests	(634,932)	-
Total equity	15,266,000	18,862,405
Total liabilities and stockholders’ equity	$64,703,020	$73,812,692

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the three months ended September 30,		For the six months ended September 30,
	2018	2017	2018	2017

REVENUES, NET	$27,409,046	$23,491,043	$50,181,612	$45,161,411

COST OF GOODS SOLD	21,611,945	17,933,446	38,767,708	35,426,153

GROSS PROFIT	5,797,101	5,557,597	11,413,904	9,735,258

SELLING EXPENSES	5,223,523	4,350,772	9,850,501	8,267,631
GENERAL AND ADMINISTRATIVE EXPENSES	2,215,484	2,855,555	3,770,012	4,580,998
TOTAL OPERATING EXPENSES	7,439,007	7,206,327	13,620,513	12,848,629

(LOSS) FROM OPERATIONS	(1,641,906)	(1,648,730)	(2,206,609)	(3,113,371)

INTEREST INCOME	26,060	358,344	73,232	403,243
OTHER INCOME(LOSS), NET	94,582	(8,703)	(20,359)	(38,051)

CHANGE IN FAIR VALUE OF DERIVATIVE LIABILITIES	(81,866)	148,427	(88,840)	198,751

(LOSS) BEFORE INCOME TAXES	(1,603,130)	(1,150,662)	(2,242,576)	(2,549,428)

PROVISION FOR INCOME TAXES	(415)	18,047	56,754	38,585

NET (LOSS)	(1,602,715)	(1,168,709)	(2,299,330)	(2,588,013)

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation adjustments	(1,448,661)	633,184	(827,027)	1,092,253

COMPREHENSIVE (LOSS)	$(3,051,376)	$(535,525)	$(3,126,357)	$(1,495,760)

WEIGHTED AVERAGE NUMBER OF SHARES:
Basic	28,936,778	25,214,678	28,936,778	25,214,678
Diluted	28,936,778	25,214,678	28,936,778	25,214,678

EARNINGS PER SHARES:
Basic	$(0.06)	$(0.05)	$(0.08)	$(0.10)
Diluted	$(0.06)	$(0.05)	$(0.08)	$(0.10)

CHINA JO-JO DRUGSTORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,299,330)	$(2,588,013)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt direct write-off and provision	890,576	1,241,159
Depreciation and amortization	557,930	590,618
Stock based compensation	71,427	689,372
Change in fair value of purchase option derivative liability	88,840	(198,751)
Accounts receivable, trade	(833,992)	(2,138,968)
Notes receivable	32,528	(49,387)
Inventories and biological assets	(1,587,645)	(789,355)
Other receivables	(800,686)	(39,756)
Advances to suppliers	(611,849)	958,032
Other current assets	469,985	(180,048)
Long term deposit	18,851	(813,282)
Other noncurrent assets	(139,597)	(106,981)
Accounts payable, trade	(603,967)	2,911,679
Other payables and accrued liabilities	1,305,221	(181,932)
Customer deposits	773,748	308,252
Taxes payable	(253,496)	(133,285)
Net cash used in operating activities	(2,921,456)	(520,646)

CASH FLOWS FROM INVESTING ACTIVITIES:
Disposal of financial assets available for sale	88,897	(73,915)
Purchase of financial assets available for sale	(91,099)	-
Acquisition of equipment	(142,681)	(212,358)
Increase in construction-in-progress	-	(473,716)
Increase intangible assets	-	(298,617)
Investment in a joint venture	-	(9,387)
Additions to leasehold improvements	(244,047)	(27,986)
Net cash used in investing activities	(388,930)	(1,095,979)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	(1,947,655)	(503,908)
Proceeds from notes payable	16,177,514	12,664,216
Repayment of notes payable	(18,290,325)	(12,929,115)
Proceeds from equity and debt financing	7,667	-
Repayment of other payables-related parties	(84,543)	(88,698)
Net cash used in financing activities	(4,137,342)	(857,505)

EFFECT OF EXCHANGE RATE ON CASH	(762,555)	947,579

INCREASE IN CASH	(8,210,283)	(1,526,551)

CASH, beginning of year	15,132,640	18,364,424

CASH, end of year	$6,922,357	$16,837,873

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$57,460	$42,689